Exhibit 99.1

News Release CRESTWOOD EQUITY PARTNERS LP 811 Main Street, Suite 3400 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces Third Quarter 2022 Financial and Operating Results

Recent strategic transactions high-grade asset portfolio and enhance capital structure with the acquisitions of Sendero Midstream and CPJV in the Delaware Basin, the divestitures of non-core

Barnett and Marcellus assets, and the repurchase of 4.6 million Crestwood common units from Chord Energy

Generated third quarter 2022 net loss of $43 million and Adjusted EBITDA1 of $209 million, a 50%

increase year-over-year, driven by expanded operating footprints in the Williston and Delaware Basins

Solid cash flow profile highlighted by a quarterly coverage ratio of 1.9x; free cash flow generation from optimized portfolio coupled with EBITDA growth next year drives leverage ratio toward long-term target of approximately 3.5x

Revised 2022E Adjusted EBITDA guidance range of $780 million to $800 million reflects financial results year-to-date, the impact of the Marcellus divestiture, and shifts in timing for Williston Basin completion activity

MSCI upgraded Crestwood’s ESG corporate rating to ‘A’ from ‘BBB’ based on Crestwood’s enhancements and commitment to corporate governance, business ethics, and environmental stewardship, the company’s third upgrade since 2018

HOUSTON, TEXAS, November 2, 2022 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) reported today its financial and operating results for the three months ended September 30, 2022.

Third Quarter 2022 Financial Highlights1

•	Third quarter 2022 net loss of $43.0 million, compared to a net loss of $39.6 million in third quarter 2021

•	Third quarter 2022 Adjusted EBITDA of $209.3 million, compared to $139.9 million in the third quarter 2021, an increase of 50% year-over-year

•

Third quarter 2022 distributable cash flow (“DCF”) to common unitholders of $131.0 million, compared to $85.8 million in the third quarter of 2021, an increase of 53% year-over-year, resulting in a coverage ratio of 1.9x

•

Ended the quarter with approximately $3.6 billion of total debt, including $1.3 billion drawn on the revolving credit facilities, resulting in a consolidated leverage ratio of 4.2x (4.1x pro forma for the sale of the Marcellus Shale divestiture which closed on October 25, 2022)

•

Announced third quarter 2022 cash distribution of $0.655 per common unit, or $2.62 per common unit on an annualized basis, an approximate 5% increase year-over-year, payable on November 14, 2022, to unitholders of record as of November 7, 2022

[1]	Please see non-GAAP reconciliation tables included at the end of the press release.

-more-

NEWS RELEASE

Recent Developments

•

On September 15, 2022, Chord Energy Inc. (“Chord”) (Nasdaq: CHRD) sold 16 million Crestwood common units, or approximately 76% of the units received as consideration for its sale of Oasis Midstream, in an oversubscribed secondary offering. As part of this offering, Crestwood purchased and retired 4.6 million units for $123.7 million, resulting in annual distribution savings of approximately $12 million. Chord’s current ownership in Crestwood is now below 5% of total common units outstanding.

•

On October 14, 2022, Crestwood exercised the accordion feature on its revolving credit facility to increase the facility size from $1.5 billion to $1.75 billion, under its existing terms. Pro forma for the accordion and the divesture of the Marcellus assets, Crestwood has substantially enhanced its financial flexibility and liquidity with available capacity on its revolving credit facilities of more than $865 million.

•

On October 25, 2022, Crestwood closed the previously announced divestiture of its Marcellus gathering and compression assets to Antero Midstream Corporation for approximately $205 million in cash. Crestwood used the proceeds to paydown borrowings on its revolving credit facility.

Management Commentary

“During the third quarter, Crestwood continued to execute on its strategy of maximizing unitholder value through portfolio optimization and the reinvestment of cash flow and divestiture proceeds into the balance sheet, common unit repurchases, and high returning investment opportunities,” commented Robert G. Phillips, Founder, Chairman, and Chief Executive Officer of Crestwood. “Over the last 18 months, Crestwood completed several significant transactions that increased Adjusted EBITDA by over 30% and enhanced the company’s competitive position in our three core growth basins. Today, Crestwood’s portfolio is firmly concentrated in regions where we have competitive scale and is underpinned by high-quality, committed producer customers, as evidenced by 16 rigs actively drilling on our dedicated acreage. Crestwood continues to focus on its optimization strategy as we integrate the Oasis Midstream, Sendero Midstream, and CPJV acquisitions, invest in high-returning organic projects, and utilize growing free cash flow to achieve our long-term leverage target and further enhance returns to unitholders going forward.”

Mr. Phillips continued, “Producer activity in the Delaware Basin continues to exceed expectations and the anchor producer in the Powder River Basin is beginning to ramp drilling and completion activity on our acreage. In the Williston Basin, we continue to see solid rig activity across our systems and recent M&A transactions from key producers that further strengthen our customer base and highlight the quality of our dedicated acreage. As our customers integrate those recently acquired assets, and work to catch up from second quarter weather disruptions, near-term challenges in the oilfield services labor market, and supply chain constraints, we have seen delays in well completions which have led to the DUC count on the Arrow system to increase to approximately 20 wells. As a result, we have solid visibility to the fourth quarter and 2023 activity levels, but we are revising our full-year 2022E Adjusted EBITDA guidance range to $780 million to $800 million. As Crestwood and our customers continue to work through these short-term challenges, we remain increasingly confident in the strength of our portfolio and the ability for our asset base to generate meaningful, and growing, free cash flow in 2023 and beyond.”

NEWS RELEASE

Third Quarter 2022 Segment Results

Gathering and Processing North (G&P North) segment EBITDA totaled $157.2 million in the third quarter 2022, compared to $106.4 million in the third quarter 2021, an increase of 48% year-over-year. Segment EBITDA increased primarily as a result of higher natural gas gathering and processing and water gathering volumes, driven by the contribution from the Oasis Midstream assets in the Williston Basin, and the continued favorable impact of higher commodity prices on the Arrow system. In the Williston Basin, third quarter volumes were impacted by lower than expected well connects as producers shifted schedules and well connects were pushed into the fourth quarter 2022 and 2023. During the quarter, producer customers ran an average of six rigs in the Williston Basin and two rigs in the Powder River Basin.

Gathering & Processing South (G&P South) segment EBITDA totaled $53.3 million in the third quarter 2022, compared to $25.1 million in the third quarter 2021, an increase of 112% year-over-year. The third quarter of 2022 excludes gains and losses on long-lived assets related to the Barnett and Marcellus divestitures and a gain on the acquisition of CPJV. Segment EBITDA increased primarily as a result of higher natural gas gathering and processing volumes driven largely by contributions from the Sendero Midstream Partners LP (“Sendero Midstream”) and Crestwood Permian Basin Holdings LLC (“CPJV”) acquisitions, both of which closed on July 11, 2022, offset by the divestiture of the Barnett assets on July 1, 2022. During the quarter, producers operated an average of nine rigs across Crestwood’s systems in New Mexico and Texas.

Storage & Logistics (S&L) segment EBITDA totaled $11.5 million in the third quarter 2022, compared to $15.7 million in the third quarter 2021. Both periods exclude the non-cash change in fair value of commodity inventory-related derivative contracts. Third quarter segment EBITDA was adversely impacted by realized losses on commodity price hedges entered into to partially mitigate commodity price exposure from Crestwood’s gathering and processing segments’ contracts that have percent of proceeds (POP) structures. During the third quarter, the NGL Logistics business benefited from strong demand for NGL products and recently completed a successful inventory build season, positioning the business to perform well in the upcoming winter season.

Combined O&M and G&A expenses, net of non-cash unit-based compensation, in the third quarter 2022 were $79.3 million compared to $44.6 million in the third quarter 2021. Third quarter 2022 expenses increased due to expanded operations as a result of the acquisitions of Oasis Midstream and Sendero Midstream and transaction costs related to the Sendero and CPJV acquisitions and the Barnett and Marcellus divestitures. Crestwood remains on-track to realize at least $25 million of run-rate O&M and G&A synergies related to the Oasis Midstream merger in 2022.

Third Quarter 2022 Business Update and Outlook

Williston Basin

During the third quarter 2022, the Williston Basin averaged crude oil gathering volumes of 78 MBbls/d, natural gas gathering volumes of 256 MMcf/d, natural gas processing volumes of 293 MMcf/d, and produced water gathering volumes of 173 MBbls/d. Natural gas gathering, natural gas processing, and produced water gathering volumes increased 84%, 124%, and 92%, respectively, year-over-year due to expanded operations as a result of the Oasis Midstream acquisition. During the quarter, producers

NEWS RELEASE

connected 44 wells across Crestwood’s footprint. Producer activity levels remain strong with four rigs currently drilling on Crestwood dedicated acreage, and as a result, the company anticipates between 40 and 45 incremental wells to be connected in the fourth quarter, bringing the full-year total to between 105 and 110 wells.

During the third quarter 2022, Crestwood invested $31 million in growth capital in the Williston Basin, approximately half of which is related to the continued build-out of multi-product infrastructure across the western footprint of the Rough Rider system acquired from Oasis Midstream for Chord and other recently contracted third-party producers.

Delaware Basin

During the third quarter 2022, the Delaware Basin averaged natural gas gathering volumes of 508 MMcf/d and natural gas processing volumes of 419 MMcf/d, year-over-year increases of 95% and 301%, respectively. Following the acquisition of Sendero Midstream, increased producer activity and strong well results drove gathering and processing volumes above management expectations. As part of the integration plans, Crestwood has completed a connection from the Willow Lake assets to Sendero Midstream, enabling Crestwood to immediately utilize the combined gathering and processing capacity to efficiently handle its producer customers’ active development programs and provide flow assurance. Produced water gathering volumes averaged 126 MBbls/d during the third quarter 2022, an increase of 197% year-over-year due to the integration of Oasis Midstream’s Panther assets. On the Panther crude oil gathering system, volumes averaged 21 MBbls/d during the quarter. During the third quarter, 43 wells were connected across the Delaware Basin systems. Crestwood’s diverse set of public and private producer customers are currently operating nine drilling rigs on Crestwood’s systems. As a result, Crestwood expects between 45 and 50 wells to be connected in the fourth quarter, bringing the full-year total to 135 to 140 wells.

During the third quarter 2022, Crestwood invested $26 million in the Delaware Basin, approximately half of which was related to the expansion of the Panther crude oil and produced water gathering and disposal system for Percussion Petroleum. The remaining projects include gathering and compression expansions in New Mexico to service the strong level of development activity ongoing from Crestwood’s dedicated producers.

Powder River Basin

During the third quarter 2022, the Powder River Basin averaged gathering volumes of 113 MMcf/d and natural gas processing volumes of 110 MMcf/d, year-over-year increases of 11% and 12%, respectively. Year-over-year volume growth was driven by six new wells connected to the Jackalope system during the third quarter 2022, as well as growing volumes on the Continental Express high-pressure pipeline, which was brought into service during the second quarter 2022. There are currently three rigs operating in the Powder River Basin on Crestwood’s dedicated acreage targeting multiple formations, which are expected to result in increasing volumes on the Jackalope system throughout 2023.

Tres Palacios

During the third quarter, Crestwood submitted a FERC filing for the expansion of the Tres Palacios Gas Storage Facility (“Tres”). The proposed expansion would add 6.5 Bcf of working gas capacity by converting an existing brine production well within the Tres facility into an additional natural gas storage

NEWS RELEASE

cavern. Crestwood conducted an open season for the proposed expansion, which was six times oversubscribed, and subsequently executed long-term precedent agreements with existing, investment grade counterparties. Following Winter Storm Uri and the increase in Gulf Coast LNG demand, Tres has benefitted from increased customer demand for storage and wheeling services. Crestwood anticipates these positive market trends to benefit storage rates and contract tenors during the on-going re-contracting season for open capacity at Tres.

Updated 2022 Financial Guidance

Based on 2022 results to date and the outlook for the fourth quarter, Crestwood expects full-year Adjusted EBITDA to be in a range of $780 million to $800 million. The revised guidance range fully incorporates the acquisitions of Sendero Midstream and CPJV, the divestitures of Barnett and Marcellus, and the latest updates on completion timing from Crestwood’s producer customers in its core operating regions. Additionally, Crestwood is revising lower its ranges for both growth capital and maintenance capital spending based on the latest projections for the remainder of the year. These projections are subject to risks and uncertainties in the “Forward-Looking Statements” section at the end of this release.

•	Net income of $80 million to $100 million; impacted by gains and losses on long-lived assets related to the Barnett and Marcellus divestitures and a gain on the acquisition of CPJV

•	2022E Adjusted EBITDA of $780 million to $800 million

•	Contribution by operating segment is set forth below:

$US millions	Adj. EBITDA Range
Operating Segment	Low		High
Gathering & Processing North	$595	-	$615
Gathering & Processing South	170	-	180
Storage & Logistics	60	-	70
Less: Corporate G&A	(55)		(55)

FY 2022 Totals	$780	-	$800

•	Distributable cash flow available to common unitholders of $485 million to $505 million

•	Free cash flow after distributions of $5 million to $25 million

•	Full-year 2022E coverage ratio of 1.8x to 2.0x

•	Year-end 2022E leverage ratio between 3.9x and 4.1x

•	Growth project capital spending in the range of $200 million to $220 million

•	Maintenance capital spending in the range of $25 million to $30 million

NEWS RELEASE

Capitalization and Liquidity Update

As of September 30, 2022, Crestwood had approximately $3.6 billion of debt outstanding, comprised of $2.25 billion of fixed-rate senior notes and $1.3 billion outstanding under its two revolving credit facilities, resulting in a consolidated leverage ratio of 4.2x. On October 14, 2022, Crestwood exercised the accordion feature on its revolving credit facility, under the existing terms, to enhance its liquidity position, increasing total commitments from $1.5 billion to $1.75 billion. On October 25, 2022, Crestwood closed its previously announced divestiture of its Marcellus Shale gathering and compression assets for $205 million in cash. Pro forma for the expansion of the corporate revolving credit facility and the closing of the Marcellus divestiture, Crestwood has current debt outstanding of $3.4 billion, a consolidated leverage ratio of 4.1x, and more than $865 million of available liquidity.

Crestwood currently has 71.3 million preferred units outstanding (par value of $9.13 per unit) that pay a fixed-rate annual cash distribution of 9.25%, payable quarterly. The preferred units are listed on the New York Stock Exchange and trade under the ticker symbol CEQP-P.

Sustainability Program Update

Crestwood’s ESG performance and commitment to enhanced transparency and disclosure continues to be recognized externally by key ESG rating groups. Recently, MSCI upgraded Crestwood’s ESG corporate rating to ‘A’ from ‘BBB’ due to its strong commitment to corporate governance and environmental stewardship, highlighted by Crestwood’s enhancements to its proxy access, Board diversity, and business ethics programs. MSCI is widely considered to be one of the top ESG evaluation systems recognized by the global investment community. This latest upgrade solidifies Crestwood’s ESG leadership position across the midstream sector and is the third rating upgrade the company has received since formally establishing its sustainability program in 2018.

For more information on Crestwood’s approach to sustainability and carbon management, please visit https://esg.crestwoodlp.com.

Upcoming Conference Participation

Crestwood’s management will participate in the following upcoming investor conferences. Prior to the start of each conference, new presentation materials may be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

•	2022 RBC Capital Markets Midstream and Energy Infrastructure Conference, November 16 - 17, 2022, Dallas, Texas

•	Bank of America General Leveraged Finance Conference, November 28 - 30, 2022, Boca Raton, Florida

•	Capital One Securities Energy Conference, December 5 - 7, 2022, Houston, Texas

•	Wells Fargo Midstream, Utilities and Renewable Power Symposium, December 8 - 9, 2022, New York City, New York

NEWS RELEASE

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Investors will be able to connect to the webcast via the “Investors” page of Crestwood’s website at www.crestwoodlp.com. Please log in at least ten minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and free cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. To learn more about Crestwood Equity Partners LP, visit www.crestwoodlp.com; and to learn more about Crestwood’s sustainability efforts, please visit https://esg.crestwoodlp.com.

Source: Crestwood Equity Partners LP

NEWS RELEASE

Crestwood Equity Partners LP

Investor Contacts

Andrew Thorington, 713-381-3028

andrew.thorington@crestwoodlp.com

Vice President, Finance & Investor Relations

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

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NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except per unit data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$1,566.0	$1,226.3	$4,597.8	$3,188.6
Cost of products/services sold	1,286.8	1,099.3	3,864.4	2,710.3

Operating expenses and other:
Operations and maintenance	55.0	31.6	144.0	90.2
General and administrative	33.9	25.9	103.8	67.4
Depreciation, amortization and accretion	86.9	64.6	242.3	182.6
Loss on long-lived assets, net	175.9	18.5	186.9	19.6
Gain on acquisition	(75.3)	—	(75.3)	—

	276.4	140.6	601.7	359.8
Operating income (loss)	2.8	(13.6)	131.7	118.5
Earnings (loss) from unconsolidated affiliates, net	3.2	4.9	12.2	(125.9)
Interest and debt expense, net	(47.6)	(30.9)	(123.8)	(102.0)
Loss on modification/extinguishment of debt	—	—	—	(6.7)
Other income, net	—	0.1	0.2	0.2

Income (loss) before income taxes	(41.6)	(39.5)	20.3	(115.9)
Provision for income taxes	(1.4)	(0.1)	(1.7)	(0.1)

Net income (loss)	(43.0)	(39.6)	18.6	(116.0)
Net income attributable to non-controlling partner	10.3	10.3	30.8	30.7

Net loss attributable to Crestwood Equity Partners LP	(53.3)	(49.9)	(12.2)	(146.7)
Net income attributable to preferred units	15.0	15.0	45.0	45.0

Net loss attributable to partners	$(68.3)	$(64.9)	$(57.2)	$(191.7)

Net loss per limited partner unit:
Basic and Diluted	$(0.64)	$(1.03)	$(0.59)	$(2.88)

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	September 30, 2022	December 31, 2021
	(unaudited)
Cash	$6.4	$13.3

Outstanding debt:
Revolving Credit Facilities	$1,319.3	$282.0
Senior Notes	2,250.0	1,800.0
Other	27.8	0.2

Subtotal	3,597.1	2,082.2
Less: deferred financing costs, net	27.1	29.9

Total debt	$3,570.0	$2,052.3

Partners’ capital
Total partners’ capital	$1,938.2	$1,099.6
Common units outstanding	104.7	63.0

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$(43.0)	$(39.6)	$18.6	$(116.0)
Interest and debt expense, net	47.6	30.9	123.8	102.0
Loss on modification/extinguishment of debt	—	—	—	6.7
Provision for income taxes	1.4	0.1	1.7	0.1
Depreciation, amortization and accretion	86.9	64.6	242.3	182.6

EBITDA (a)	$92.9	$56.0	$386.4	$175.4
Significant items impacting EBITDA:
Unit-based compensation charges	9.6	12.9	26.8	22.8
Loss on long-lived assets, net	175.9	18.5	186.9	19.6
Gain on acquisition	(75.3)	—	(75.3)	—
(Earnings) loss from unconsolidated affiliates, net	(3.2)	(4.9)	(12.2)	125.9
Adjusted EBITDA from unconsolidated affiliates, net	5.7	9.8	24.2	56.5
Change in fair value of commodity inventory-related derivative contracts	(5.4)	46.8	(4.6)	48.9
Significant transaction and environmental related costs and other items	9.1	0.8	29.6	1.9

Adjusted EBITDA (a)	$209.3	$139.9	$561.8	$451.0

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$209.3	$139.9	$561.8	$451.0
Cash interest expense (c)	(48.0)	(29.4)	(124.0)	(97.3)
Maintenance capital expenditures (d)	(6.4)	(4.8)	(15.2)	(13.1)
Adjusted EBITDA from unconsolidated affiliates, net	(5.7)	(9.8)	(24.2)	(56.5)
Distributable cash flow from unconsolidated affiliates	5.6	9.0	22.4	53.3
PRB cash received in excess of recognized revenues (e)	2.9	6.3	12.7	18.6
Provision for income taxes	(1.4)	(0.1)	(1.7)	(0.1)

Distributable cash flow attributable to CEQP	156.3	111.1	431.8	355.9
Distributions to preferred	(15.0)	(15.0)	(45.0)	(45.0)
Distributions to Niobrara preferred	(10.3)	(10.3)	(31.0)	(30.9)

Distributable cash flow attributable to CEQP common	$131.0	$85.8	$355.8	$280.0

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating Cash Flows to Adjusted EBITDA
Net cash provided by operating activities	$25.3	$79.4	$277.3	$372.9
Net changes in operating assets and liabilities	129.9	(25.1)	123.9	(114.8)
Amortization of debt-related deferred costs	(0.5)	(1.7)	(1.7)	(5.1)
Interest and debt expense, net	47.6	30.9	123.8	102.0
Unit-based compensation charges	(9.6)	(12.9)	(26.8)	(22.8)
Loss on long-lived assets, net	(175.9)	(18.5)	(186.9)	(19.6)
Gain on acquisition	75.3	—	75.3	—
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions received	0.7	3.6	0.9	(137.5)
Deferred income taxes	(1.2)	0.3	(1.1)	0.4
Provision for income taxes	1.4	0.1	1.7	0.1
Other non-cash expense	(0.1)	(0.1)	—	(0.2)

EBITDA (a)	$92.9	$56.0	$386.4	$175.4
Unit-based compensation charges	9.6	12.9	26.8	22.8
Loss on long-lived assets, net	175.9	18.5	186.9	19.6
Gain on acquisition	(75.3)	—	(75.3)	—
(Earnings) loss from unconsolidated affiliates, net	(3.2)	(4.9)	(12.2)	125.9
Adjusted EBITDA from unconsolidated affiliates, net	5.7	9.8	24.2	56.5
Change in fair value of commodity inventory-related derivative contracts	(5.4)	46.8	(4.6)	48.9
Significant transaction and environmental related costs and other items	9.1	0.8	29.6	1.9

Adjusted EBITDA (a)	$209.3	$139.9	$561.8	$451.0

Distributable Cash Flow (b)
Adjusted EBITDA (a)	$209.3	$139.9	$561.8	$451.0
Cash interest expense (c)	(48.0)	(29.4)	(124.0)	(97.3)
Maintenance capital expenditures (d)	(6.4)	(4.8)	(15.2)	(13.1)
Adjusted EBITDA from unconsolidated affiliates, net	(5.7)	(9.8)	(24.2)	(56.5)
Distributable cash flow from unconsolidated affiliates	5.6	9.0	22.4	53.3
PRB cash received in excess of recognized revenues (e)	2.9	6.3	12.7	18.6
Provision for income taxes	(1.4)	(0.1)	(1.7)	(0.1)

Distributable cash flow attributable to CEQP	156.3	111.1	431.8	355.9
Distributions to preferred	(15.0)	(15.0)	(45.0)	(45.0)
Distributions to Niobrara preferred	(10.3)	(10.3)	(31.0)	(30.9)

Distributable cash flow attributable to CEQP common	$131.0	$85.8	$355.8	$280.0

Free Cash Flow After Distributions (f)
Distributable cash flow attributable to CEQP common	$131.0	$85.8	$355.8	$280.0
Less: Growth capital expenditures	59.1	29.0	125.9	40.9
Less: Distributions to common unitholders (g)	68.5	39.3	196.9	117.9

Free cash flow after distributions	$3.4	$17.5	$33.0	$121.2

(a)

EBITDA is defined as income before income taxes, plus debt-related costs (interest and debt expense, net and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding gains and losses on long-lived assets and other impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains or losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, costs associated with the realignment and restructuring of our operations and corporate structure, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted

NEWS RELEASE

EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(c)	Cash interest expense less amortization of deferred financing costs.
(d)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(e)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(f)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.

(g)

Excludes $7.4 million of distributions made on August 12, 2022, related to the 11.3 million CEQP common units issued in conjunction with the acquisition of the remaining 50% interest in Crestwood Permian Basin Holdings LLC on July 11, 2022.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Gathering and Processing North
Revenues	$414.8	$270.1	$1,208.4	$738.0
Costs of product/services sold	230.2	149.7	686.6	386.4
Operations and maintenance expenses	27.4	14.1	78.6	38.2
Gain on long-lived assets, net	—	0.1	—	0.2

EBITDA	$157.2	$106.4	$443.2	$313.6

Gathering and Processing South
Revenues	$315.2	$26.7	$381.2	$76.0
Costs of product/services sold	249.6	0.4	249.6	0.8
Operations and maintenance expenses	14.3	5.4	28.6	17.4
Loss on long-lived assets, net	(175.9)	(18.6)	(182.8)	(19.9)
Gain on acquisition	75.3	—	75.3	—
Earnings from unconsolidated affiliates, net	2.0	4.2	9.4	4.4

EBITDA	$(47.3)	$6.5	$4.9	$42.3

Storage and Logistics
Revenues	$836.0	$929.5	$3,008.2	$2,374.6
Costs of product/services sold	807.0	949.2	2,928.2	2,323.1
Operations and maintenance expenses	13.3	12.1	36.8	34.6
Gain (loss) on long-lived assets, net	—	—	(4.1)	0.1
Earnings (loss) from unconsolidated affiliates, net	1.2	0.7	2.8	(130.3)

EBITDA	$16.9	$(31.1)	$41.9	$(113.3)

Total Segment EBITDA	$126.8	$81.8	$490.0	$242.6
Corporate	(33.9)	(25.8)	(103.6)	(67.2)

EBITDA	$92.9	$56.0	$386.4	$175.4

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Gathering and Processing North
Gas gathering volumes (MMcf/d)
Williston Basin	255.9	139.2	247.9	138.4
Powder River Basin	113.1	102.0	106.3	100.0

Total gas gathering volumes	369.0	241.2	354.2	238.4
Processing volumes (MMcf/d)
Williston Basin	293.0	130.7	280.2	132.5
Powder River Basin	110.2	98.2	103.1	97.3

Total processing volumes	403.2	228.9	383.3	229.8
Williston Basin
Crude oil gathering volumes (MBbls/d)	78.3	81.6	78.6	90.4
Water gathering volumes (MBbls/d)	172.9	90.0	170.1	85.0

Gathering and Processing South
Gas gathering volumes (MMcf/d)
Delaware Basin	507.5	260.3	462.9	221.6
Marcellus	207.6	225.6	210.6	229.3
Barnett	—	248.1	212.9	214.9

Total gas gathering volumes	715.1	734.0	886.4	665.8
Processing volumes (MMcf/d)
Delaware Basin	418.6	104.4	391.1	75.5
Barnett	—	76.1	70.4	76.3

Total processing volumes	418.6	180.5	461.5	151.8
Compression volumes (MMcf/d)	213.7	253.6	224.5	260.2
Delaware Basin - Crude oil gathering volumes (MBbls/d)	20.8	—	21.5	—
Delaware Basin - Water gathering volumes (MBbls/d)	125.7	42.3	123.7	46.9

Storage and Logistics
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	29.0	28.8	28.9	29.4
% of operational capacity contracted	76%	75%	75%	76%
Firm storage services (MMcf/d) (a)	327.1	225.7	321.7	313.6
Interruptible services (MMcf/d) (a)	215.3	102.0	177.5	78.4
COLT Hub
Rail loading (MBbls/d)	15.0	40.7	14.4	46.1
Outbound pipeline (MBbls/d) (b)	23.2	20.5	25.1	16.3
NGL Operations
NGL volumes sold or processed (MBbls/d)	112.8	151.2	129.4	138.9
NGL volumes trucked (MBbls/d)	16.9	16.2	19.4	18.4

(a)	Includes our 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal.

NEWS RELEASE

CRESTWOOD EQUITY PARTNERS LP

Revised Full Year 2022 Adjusted EBITDA, Distributable Cash Flow and Free Cash Flow Guidance

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

Expected 2022 Range Low - High
Net Income Reconciliation
Net income	$80 - $100
Interest and debt expense, net	175 - 180
Depreciation, amortization and accretion	330 - 345
Unit-based compensation charges	30 - 35
(Gain) loss on long-lived assets and acquisitions, net	112
Earnings from unconsolidated affiliates, net	(10) - (15)
Adjusted EBITDA from unconsolidated affiliates	25 - 30
Other (a)	25 - 30

Adjusted EBITDA	$780 - $800
Cash interest expense (b)	(175) - (180)
Maintenance capital expenditures (c)	(25) - (30)
PRB cash received in excess of recognized revenues (d)	15 - 20
Adjusted EBITDA from unconsolidated affiliates	(25) - (30)
Distributable cash flow from unconsolidated affiliates	22 - 27
Cash distributions to preferred unitholders (e)	(101)

Distributable cash flow attributable to CEQP (f)	$485 - $505

Cash Flows from Operating Activities Reconciliation
Net cash provided by operating activities, net	$490 - $510
Interest and debt expense, net	175 - 180
Adjusted EBITDA from unconsolidated affiliates	25 - 30
Earnings from unconsolidated affiliates, net	(10) - (15)
Amortization of debt-related deferred costs	(6)
Changes in operating assets and liabilities, net	90 - 110

Adjusted EBITDA	$780 - $800
Cash interest expense (b)	(175) - (180)
Maintenance capital expenditures (c)	(25) - (30)
PRB cash received in excess of recognized revenues (d)	15 - 20
Adjusted EBITDA from unconsolidated affiliates	(25) - (30)
Distributable cash flow from unconsolidated affiliates	22 - 27
Cash distributions to preferred unitholders (e)	(101)

Distributable cash flow attributable to CEQP (f)	$485 - $505
Less: Growth capital expenditures	200 - 220
Less: Distributions to common unitholders(g)	270

Free cash flow after distributions (h)	$5 - $25

(a)	Includes significant transaction and environmental related costs and other items.
(b)	Cash interest expense less amortization of deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Cash received from customers of our Powder River Basin operations pursuant to certain contractual minimum revenue commitments in excess of related revenue recognized under FASB ASC 606.
(e)	Includes cash distributions to preferred unitholders and Crestwood Niobrara preferred unitholders.
(f)

Distributable cash flow is defined as Adjusted EBITDA, adjusted for cash interest expense, maintenance capital expenditures, income taxes, the cash received from our Powder River Basin operations in excess of revenue recognized, and our proportionate share of our unconsolidated affiliates’ distributable cash flow. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other companies.

(g)

Excludes $7.4 million of distributions made on August 12, 2022, related to the 11.3 million CEQP common units issued in conjunction with the acquisition of the remaining 50% interest in Crestwood Permian Basin Holdings LLC on July 11, 2022.

(h)

Free cash flow after distributions is defined as distributable cash flow attributable to common unitholders less growth capital expenditures and distributions to common unitholders. Free cash flow after distributions should not be considered an alternative to cash flows from operating activities or any other measure of liquidity calculated in accordance with GAAP as those items are used to measure liquidity or the ability to service debt obligations. We believe that free cash flow after distributions provides additional information for evaluating our ability to generate cash flow after paying our distributions to common unitholders and paying for our growth capital expenditures.